Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Media/Investor Relations: Brian Beades 212-810-5596

BlackRock Reports First Quarter Diluted EPS of $2.89 ($2.96 as adjusted)

Assets Under Management of $3.648 Trillion at March 31, 2011

New York, April 21, 2011 — BlackRock, Inc. (NYSE:BLK) today reported first quarter 2011 net income(1) of $568 million, up $145 million from a year ago. Operating income was $798 million and non-operating income, net of non-controlling interests, was $19 million. The first quarter 2011 operating margin was 35.0%, which included $21 million of launch costs for the $1 billion Resources and Commodities Strategy closed-end fund. Net income(1) was down $89 million compared to fourth quarter 2010 primarily due to the seasonal nature of performance fees.

First quarter net income, as adjusted(2), was $2.96 per diluted common share, up 23% compared to first quarter 2010, and down 13% compared to fourth quarter 2010. First quarter 2011 included operating income, as adjusted(2), of $2.79 per diluted share, net non-operating income, as adjusted(2), of $0.05 per diluted share and a tax benefit of $0.12 per diluted share. Operating income, as adjusted(2), of $819 million, improved $92 million, or 13%, compared to first quarter 2010 due to the effect of growth in base and performance fees as well as BlackRock Solutions® and advisory fees. The decline in operating income, as adjusted(2), as compared to fourth quarter 2010 is explained by base fee and cost improvements being more than offset by a $243 million reduction in performance fees given the significant number of funds that have an annual measurement period in the fourth quarter. The operating margin, as adjusted(2), for first quarter 2011 was 39.1%. In addition, we have issued a notice of redemption for the remaining approximately $60 million of outstanding convertible debentures.

“I am very pleased with our year-over-year growth in revenues and adjusted EPS, driven by strong investment performance, robust new business in long-term products, increased demand for BlackRock Solutions, and continued expense discipline,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Our new business results, including $82.4 billion in the pipeline, are a direct result of the differentiated value we are delivering for our clients.”

Assets under management (“AUM”) totaled $3.648 trillion at March 31, 2011, up $87.5 billion or 2% during the quarter. Growth in AUM was driven by a $100.0 billion improvement in market and investment performance and $34.7 billion of net new business in long-term products (equity, fixed income, multi-asset class and alternative investments), which reflected net inflows in all asset classes, client regions and distribution channels.

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

	Q1 2011	Q1 2010	% Change	Q4 2010	% Change
AUM	$3,648,445	$3,363,898	8%	$3,560,968	2%

GAAP basis:
Revenue	$2,282	$1,995	14%	$2,493	(8%)
Operating income	$798	$654	22%	$940	(15%)
Net income(1)	$568	$423	34%	$657	(14%)
Diluted EPS	$2.89	$2.17	33%	$3.35	(14%)

As Adjusted:
Operating income(2)	$819	$727	13%	$962	(15%)
Net income(1),(2)	$582	$469	24%	$670	(13%)
Diluted EPS(2)	$2.96	$2.40	23%	$3.42	(13%)

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)	See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13.

Net new business in long-term products was partially offset by $24.4 billion of net outflows in cash management and $4.5 billion of distributions from advisory accounts. BlackRock Solutions added 12 net new assignments during the quarter. Merger-related outflows slowed to $18.4 billion during the quarter, with a previously reported $9.4 billion remaining in the pipeline. As of April 14, 2011, our net new business pipeline totaled $82.4 billion, including $60.7 billion in long-term products (55% index, 45% active), $6.2 billion in cash management and $15.5 billion in advisory portfolios.

“In a quarter marked by greater economic and political uncertainty, investors sought more advice about long-term investment themes,” added Mr. Fink. “Our global platform and interaction with clients worldwide enriches our perspective and enables more dynamic conversations. Clients are re-risking their portfolios, and we are both contributing to their thought process and serving them with a greater variety of value-added offerings. For example, year-to-date net inflows and wins in alternative investments are approximately $2.0 billion across a wide variety of strategies. These results reflect continued barbelling by clients, and the use of BlackRock’s strong alpha products to complement institutional index and iShares offerings.

“The appetite for broader investment solutions is further reflected in our multi-asset class AUM, which grew $22.4 billion this quarter, led by net new business of $6.8 billion in fiduciary assignments. In addition, we attracted net inflows of $16.8 billion in defined contribution AUM, where we offer outcome-oriented solutions such as our LifePath® portfolios. BlackRock Solutions also posted another strong quarter and continues to expand globally as institutions seek our advice on complex balance sheet issues. In contrast, we continued to see outflows in lower fee cash management offerings and selected institutional index accounts.

“We have come together as one firm, driving connectivity to tap into the unique strengths of our global organization and reinvesting for future growth. Already this year, we selectively added and enhanced capabilities in areas as diverse as alternatives (renewable power, real estate), the U.S. institutional client group, multi-asset class solutions, and the recently launched BlackRock Investment Institute. The stability of our employee base and the quality of new hires attests to the attractiveness of our platform for the best talent in our industry.

“The strength of our earnings and free cash flow provided us with sufficient resources to continue to reinvest in our business, while further enhancing our payout to shareholders. During the first quarter, we increased our dividend by 38%, and we expect to increase share buybacks during the year consistent with maintaining the increased float in our stock. We have also taken steps to better serve our shareholders by building out our Investor Relations function with senior, experienced professionals.

“Just after quarter-end, BlackRock was added to the S&P 500 Index, which is a testament to the quality of the franchise we have built. We could not have achieved this milestone without the unwavering commitment to excellence of BlackRock’s 9,000-plus employees around the world. I thank them all for constantly striving to raise the bar in an effort to continuously earn the trust and respect of our clients.”

First Quarter Business Highlights

Net new business figures for the quarter are reported before giving effect to merger-related outflows, which decreased 53% to $18.4 billion during the quarter. Lower fee index AUM continued to dominate merger-related outflows including $10.8 billion during the first quarter. Scientific active equity (“SAE”) represented the remaining $6.4 billion of outflows, which was the lowest quarterly level since the closing of the Barclays Global Investors (“BGI”) transaction. An additional $9.4 billion of previously reported merger-related outflows are reflected in the pipeline and will be realized in due course.

Equity AUM increased $69.1 billion from year-end to $1.764 trillion. Net new business during the quarter totaled $10.5 billion, reflecting $8.3 billion of net inflows in index, including $7.2 billion of iShares®, and $2.2 billion in fundamental active portfolios. Fundamental active equity performance was mixed, with 59%, 58% and 77% of AUM performing above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2011. Performance in SAE products continued to strengthen, with 62%, 39% and 42% of AUM above benchmark or peer median for the one-, three- and five-year periods ended March 31, 2011.

Fixed income AUM rose $16.9 billion to $1.158 trillion at quarter-end. Net new business of $8.5 billion reflected $11.2 billion of net inflows in index products, including $8.9 billion in institutional accounts and $2.3 billion in iShares. These results were partially offset by $2.7 billion of outflows in active products, as inflows in local currency, targeted duration and sector-specific strategies were insufficient to overcome outflows in core and global bond mandates. Performance continued to improve, with 70%, 60% and 47% of active taxable fixed income AUM above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2011.

Multi-asset AUM increased 12% during the quarter to $208.0 billion. Net new business of $14.9 billion was driven by strength in our institutional channel, which posted $12.4 billion of net inflows, while retail and high net worth clients added $2.5 billion. Results showed particular strength in fiduciary, target-date funds and global allocation products, which led the quarter with net inflows of $6.8 billion, $4.9 billion and $3.9 billion, respectively. Performance was strong, with 74%, 76%, and 85% of AUM above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2011.

Alternative investments reached $115.3 billion at quarter end. Net new business of $0.8 billion reflected $2.0 billion of net inflows in single- and multi-strategy hedge funds and real estate, partially offset by net outflows of $1.2 billion primarily in currency overlays. EMEA and the Americas drove the increase despite retraction in Asia. International retail and our iShares commodity products continued to attract assets. Investment performance remained strong across much of the platform and several new products were launched in the BlackRock Strategic Funds range in EMEA.

Cash management products continued to face challenging overall market conditions. Cash management experienced net withdrawals of $24.4 billion largely reflecting institutional reaction to the continued low rate environment with particular pressure related to concerns around European sovereigns and their respective banks. Modest inflows in Asia were more than offset by net outflows of $23.1 billion in the Americas and $1.3 billion in EMEA. We anticipate continued pressure as rates are expected to remain low for the next several quarters.

Net new business was positive in all client regions. Clients in the Americas, EMEA, and Asia-Pacific contributed $30.8 billion, $3.5 billion and $0.4 billion, respectively, in long-term products. These flows reflected a common focus of investors globally on finding attractive returns through higher yielding investments. While flows in the Americas and Asia-Pacific were dominated by renewed interest in equities, growth in EMEA was driven by multi-asset class and fixed income products.

Clients across all channels demonstrated appetite for re-risking. Institutional clients awarded us $13.5 billion of net new business in long-term products, predominantly in multi-asset class fiduciary and target date mandates. Retail and high net worth clients contributed $10.7 billion in net inflows, including $5.8 billion in net equity inflows into global sector funds such as the newly launched BlackRock Resources and Commodities Strategy Trust closed-end fund, which raised approximately $1.0 billion.

iShares grew $34.2 billion during the quarter to $624.4 billion. Net new business of $10.5 billion was driven by $7.2 billion in equities, $2.3 billion in fixed income and $0.9 billion in alternatives. In response to geopolitical unrest in the Middle East, investors retreated from emerging markets into developed market equities and fixed income ETFs. In addition, investors flocked to iShares MSCI Japan, which attracted net inflows of $3.0 billion during the quarter. We continued to expand our product range, with a number of new offerings in fixed income, emerging and frontier markets, and commodities, and we remain intensely focused on ensuring that we deliver the investment performance and liquidity that investors expect.

BlackRock Solutions produced another robust quarter, adding 12 net new assignments. New business was evenly split between international and U.S. clients, and included one Aladdin client, six risk management and outsourcing mandates, and five short-term advisory engagements. We also completed 12 short-term advisory assignments during the quarter. In addition, we have six Aladdin and four risk management implementations in process. Advisory AUM ended the quarter at $146.7 billion, down slightly due to $4.5 billion of net client distributions. Several of our financial markets advisory assignments were featured prominently in the press this quarter, including the valuation work we performed for the Central Bank of Ireland and the bid list process we are conducting for the Federal Reserve Bank of New York with respect to the Maiden Lane II portfolio.

The net new business pipeline reflects robust interest in BlackRock’s diverse capabilities. As of April 14, 2011, the pipeline consisted of $82.4 billion of AUM funded since quarter-end and net wins to be funded, net of $9.4 billion of previously reported merger-related outflows still pending. Of the total, $60.7 billion was in long-term products, including $33.2 billion in index products and $27.5 billion in a variety of active strategies. In addition, the BlackRock Solutions pipeline of new assignments and pending proposals is extremely strong, reflecting continued de-leveraging in the global banking system, demand for balance sheet surveillance, and extension of our Aladdin platform for equities.

First Quarter Financial Highlights

Comparison to the First Quarter of 2010

Operating income:

First quarter 2011 operating income increased 22% to $798 million from $654 million in first quarter 2010. First quarter 2010 operating income included $52 million of integration costs related to the BGI acquisition. The BGI integration costs incurred in 2010 were not part of the on-going business and were comprised of costs associated with combining the firms.

First quarter 2011 revenue of $2,282 million increased $287 million, or 14%, compared to $1,995 million in first quarter 2010, due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,984 million in first quarter 2011 increased $231 million, or 13%, compared to $1,753 million in first quarter 2010, primarily related to growth in long-term AUM, which reflected the benefit of both net new business and market appreciation on long-term AUM during the prior twelve months, partially offset by a decline in fees from cash management products due to lower average AUM.

•

Performance fees were $83 million in first quarter 2011, compared to $50 million in first quarter 2010. The $33 million increase primarily relates to an increase in performance fees earned upon exceeding absolute investment or relative investment return thresholds on regional/country and global equity strategies, fund of hedge funds and equity hedge funds, partially offset by decreases in fixed income strategies.

•

BlackRock Solutions and advisory revenue was $128 million in first quarter 2011 compared to $113 million in first quarter 2010. The increase was primarily due to additional Aladdin mandates and an increase in advisory assignments.

•

Other revenue was $59 million in first quarter 2011, an increase of $8 million, compared to $51 million in first quarter 2010. The increase was primarily due to a $4 million increase in 529 program fees and a $4 million increase in sales commissions and marketing fees for the distribution of Barclays iPath® products (exchange-traded notes issued by Barclays Bank PLC).

First quarter 2011 total operating expenses were $1,484 million as compared to $1,341 million in first quarter 2010. Excluding BGI integration costs of $52 million in first quarter 2010, first quarter 2011 total operating expenses increased by $195 million compared to $1,289 million. The $195 million increase was primarily due to the following:

•

Employee compensation and benefits increased $75 million, excluding BGI integration costs of $18 million in first quarter 2010. The increase primarily reflects a $38 million increase in base salaries due to an increase in employees and base salary adjustments and a $26 million increase in incentive compensation. The increase in incentive compensation is primarily associated with an increase in stock-based compensation expense related to the effect of additional grants at the end of January 2011.

•

Distribution and servicing costs increased $9 million primarily related to an increase in average AUM for open-end and closed-end funds, partially offset by a decrease in cash management-related costs due to lower average AUM.

•

Direct fund expenses increased $30 million primarily related to an increase in average AUM for the funds (including iShares) subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses increased $85 million, excluding BGI integration costs of $34 million in first quarter 2010. The $85 million increase was primarily related to a $28 million increase in costs for global marketing and exchange-traded fund marketing, $19 million of closed-end fund launch costs (excluding compensation costs) associated with the March 2011 launch of the BlackRock Resources and Commodities Strategy Trust and a $20 million increase in foreign currency measurement costs.

Non-operating income (expense):

First quarter 2011 non-operating income, net of non-controlling interests, was $19 million compared to non-operating expense, net of non-controlling interests, of $3 million in first quarter 2010. The $19 million non-operating income, net of non-controlling interests, was comprised of $43 million of net gains primarily on co-investments and $5 million of positive marks related to hedges of deferred compensation, partially offset by $29 million of net interest expense. The $43 million net gain on investments included net gains in distressed credit/mortgage funds of $27 million, private equity investments of $8 million, hedge funds/funds of hedge funds of $4 million, real estate equity/debt products of $1 million and other investments of $3 million. Net interest expense of $29 million for the first quarter 2011 decreased by $7 million primarily related to higher interest and dividend income.

Income tax expense:

Income tax expense was $249 million and $228 million for the three months ended March 31, 2011 and 2010, respectively. The GAAP effective income tax rate for the first quarter 2011 was 30.5%, as compared to 35.0% for the first quarter 2010. The first quarter 2011 GAAP tax rate included a $24 million benefit related to the resolution of certain outstanding tax positions partially offset by a $3 million increase due to enacted state tax legislation.

Comparison to the Fourth Quarter of 2010

Operating income:

First quarter 2011 operating income decreased 15% to $798 million from $940 million in fourth quarter 2010.

First quarter 2011 revenues of $2,282 million decreased $211 million, or 8%, compared to $2,493 million in fourth quarter 2010, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,984 million in first quarter 2011 increased $33 million compared to $1,951 million in fourth quarter 2010. The growth in revenue is associated with an increase in long-term AUM, partially offset by a decline in fees from cash management products as well as the effect of two less revenue days in the quarter.

•

Performance fees were $83 million in first quarter 2011, a decrease of $243 million, or 75%, compared to fourth quarter 2010. The decrease relates primarily to lower performance fees from multi-strategy, equity and fixed income hedge funds and separate accounts across regional/country equity strategies, multi-asset class and fixed income products associated with the timing of recognition due to the magnitude of products with performance fee measurement periods that end on December 31.

•

BlackRock Solutions and advisory revenue was $128 million in first quarter 2011 compared to $132 million in fourth quarter 2010. The net decrease was due to a decrease in completed advisory assignments partially offset by an increase in Aladdin fees.

First quarter 2011 total operating expenses of $1,484 million decreased 4%, or $69 million, compared to $1,553 million in fourth quarter 2010. The $69 million decrease compared to fourth quarter 2010 primarily was due to the following:

•

Employee compensation and benefits were $830 million in first quarter 2011, a decrease of $11 million compared to $841 million in fourth quarter 2010. The decrease primarily is related to a $55 million decrease in incentive compensation, partially offset by increases of $27 million in base salaries and commissions and a $19 million increase in payroll-related taxes. The $55 million decrease in incentive compensation primarily is due to lower performance fees and operating income in first quarter 2011, partially offset by additional stock-based grants at the end of January 2011. The increase in base salaries is due to an increase in the number of employees in first quarter 2011 as well as base salary adjustments in first quarter 2011.

•

Direct fund expenses increased $9 million primarily related to an increase in average AUM for the funds (predominantly iShares) subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses were $340 million in first quarter 2011, a decrease of $69 million compared to fourth quarter 2010. The $69 million decrease primarily related to a $20 million expense related to a contribution to a donor advised charitable fund, a $20 million U.K. regulatory assessment in fourth quarter 2010, a $10 million decrease in marketing and promotional expenses, and a net $38 million decrease in costs including professional fees, operating errors/fines, portfolio services, provisions related to an outstanding loan to Anthracite Capital Inc., foreign currency and other expenses, partially offset by $19 million of closed-end fund launch costs (excluding compensation costs) associated with the March 2011 launch of the BlackRock Resources and Commodities Strategy Trust.

Non-operating income (expense):

First quarter 2011 non-operating income, net of non-controlling interests, was $19 million, compared to $26 million in fourth quarter 2010. Non-operating income included $43 million of net positive marks on balance sheet co-investments and $5 million of positive marks related to hedges of deferred compensation, partially offset by $29 million of net interest expense. The $7 million decrease in non-operating income is related to lower gains on investments and an increase in net interest expense.

Income tax expense:

The GAAP effective income tax rate for the first quarter 2011 was 30.5%, as compared to 32.0% for the fourth quarter 2010. The first quarter 2011 GAAP tax rate included a $24 million benefit related to the resolution of certain outstanding tax positions partially offset by a $3 million increase due to enacted state tax legislation. The fourth quarter 2010 GAAP and as adjusted tax rates included the effect of U.S. tax legislation that was enacted during the period to extend certain international tax provisions, which resulted in a tax benefit in fourth quarter 2010.

Teleconference, Webcast and Presentation Information

BlackRock will host a teleconference call for investors and analysts on Thursday, April 21, 2011, at 9:00 a.m. (Eastern Time) to discuss its first quarter 2011 results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 60361546). A live, listen-only webcast and presentation will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, April 21, 2011 and ending at midnight on Thursday, April 28, 2011. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 60361546. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of March 31, 2011 (February 28, 2011 for high net worth accounts). Accounts terminated prior to March 31, 2011 are not included. In addition, accounts that have not been verified as of the date of this publication have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for US retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net of fee performance for EMEA based retail products. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of December 31, 2010. Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2011, BlackRock’s AUM was $3.648 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions. Headquartered in New York City, as of March 31, 2011, the firm has approximately 9,300 employees in 26 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this release the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to complete the integration of the operations of Barclays Global Investors.

BlackRock’s Annual Report on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended March 31,				Three Months Ended December 31,
	2011	2010	$ Change	% Change	2010	$ Change	% Change
Revenue
Investment advisory, administration fees and securities lending revenue	$1,984	$1,753	$231	13%	$1,951	$33	2%
Investment advisory performance fees	83	50	33	66%	326	(243)	(75%)
BlackRock Solutions and advisory	128	113	15	13%	132	(4)	(3%)
Distribution fees	28	28	—	0%	27	1	4%
Other revenue	59	51	8	16%	57	2	4%

Total revenue	2,282	1,995	287	14%	2,493	(211)	(8%)

Expenses
Employee compensation and benefits	830	773	57	7%	841	(11)	(1%)
Distribution and servicing costs	109	100	9	9%	106	3	3%
Amortization of deferred sales commissions	22	26	(4)	(15%)	23	(1)	(4%)
Direct fund expenses	143	113	30	27%	134	9	7%
General and administration	340	289	51	18%	409	(69)	(17%)
Amortization of intangible assets	40	40	—	0%	40	—	0%

Total expenses	1,484	1,341	143	11%	1,553	(69)	(4%)

Operating income	798	654	144	22%	940	(142)	(15%)

Non-operating income (expense)
Net gain (loss) on investments	59	37	22	59%	62	(3)	(5%)
Net gain (loss) on consolidated variable interest entities	(15)	1	(16)	*	(19)	4	21%
Interest and dividend income	9	4	5	125%	10	(1)	(10%)
Interest expense	(38)	(40)	2	(5%)	(35)	(3)	9%

Total non-operating income (expense)	15	2	13	650%	18	(3)	(17%)

Income before income taxes	813	656	157	24%	958	(145)	(15%)
Income tax expense	249	228	21	9%	309	(60)	(19%)

Net income	564	428	136	32%	649	(85)	(13%)
Less:
Net income (loss) attributable to non-controlling interests	(4)	5	(9)	*	(8)	4	50%

Net income attributable to BlackRock, Inc.	$568	$423	$145	34%	$657	($89)	(14%)

Weighted-average common shares outstanding (e)
Basic	191,797,365	189,676,023	2,121,342	1%	191,057,374	739,991	0%
Diluted	194,296,504	192,152,251	2,144,253	1%	193,478,460	818,044	0%
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$2.92	$2.20	$0.72	33%	$3.39	($0.47)	(14%)
Diluted	$2.89	$2.17	$0.72	33%	$3.35	($0.46)	(14%)

Cash dividends declared and paid per share	$1.375	$1.00	$0.375	38%	$1.00	$0.375	38%

Supplemental information:

AUM (end of period)	$3,648,445	$3,363,898	$284,547	8%	$3,560,968	$87,477	2%

Operating income, as adjusted (a)	$819	$727	$92	13%	$962	($143)	(15%)

Operating margin, GAAP basis	35.0%	32.8%	2.2%	7%	37.7%	(2.7%)	(7%)
Operating margin, as adjusted (a)	39.1%	38.9%	0.2%	1%	40.7%	(1.6%)	(4%)

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$14	($6)	$20	*	$20	($6)	(30%)

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$582	$469	$113	24%	$670	($88)	(13%)

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c), (d), (e)	$2.96	$2.40	$0.56	23%	$3.42	($0.46)	(13%)

Effective tax rate, GAAP basis	30.5%	35.0%	(4.5%)	(13%)	32.0%	(1.5%)	(5%)

Shares outstanding excluding escrow shares (end of period)	192,243,415	190,847,770	1,395,645	1%	191,191,553	1,051,862	1%

* – Not applicable or the percentage is in excess of +/- 1,000%.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2011	2010	2010

Operating income, GAAP basis	$798	$654	$940
Non-GAAP expense adjustments:
BGI integration costs
Employee compensation and benefits	—	18	—
General and administration	—	34	—

Total BGI integration costs	—	52	—
PNC LTIP funding obligation	14	15	14
Merrill Lynch compensation contribution	2	3	2
Compensation expense related to appreciation/(depreciation) on deferred compensation plans	5	3	6

Operating income, as adjusted	819	727	962
Closed-end fund launch costs	19	—	—
Closed-end fund launch commissions	2	—	—

Operating income used for operating margin measurement	$840	$727	$962

Revenue, GAAP basis	$2,282	$1,995	$2,493
Non-GAAP adjustments:
Distribution and servicing costs	(109)	(100)	(106)
Amortization of deferred sales commissions	(22)	(26)	(23)

Revenue used for operating margin measurement	$2,151	$1,869	$2,364

Operating margin, GAAP basis	35.0%	32.8%	37.7%

Operating margin, as adjusted	39.1%	38.9%	40.7%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

BGI integration costs recorded in 2010 consist principally of compensation expense, legal fees, marketing and promotional, occupancy and consulting expenses incurred in conjunction with the BGI Transaction. The expenses associated with BGI integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help enhance the comparability of this information to the current reporting periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, a portion of which has been received, have been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation/(depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movements, such as integration costs, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, GAAP basis, adjusted for compensation expense associated with (appreciation)/depreciation on investments related to certain BlackRock deferred compensation plans. The compensation expense offset is reported in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2011	2010	2010

Non-operating income (expense), GAAP basis	$15	$2	$18
Less: Net income (loss) attributable to NCI	(4)	5	(8)

Non-operating income (expense) (1)	19	(3)	26
Compensation expense related to (appreciation)/ depreciation on deferred compensation plans	(5)	(3)	(6)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$14	($6)	$20

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation)/depreciation on investments related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value or benefits that do not impact cash flow.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions, except per share data)	2011	2010	2010
Net income attributable to BlackRock, Inc., GAAP basis	$568	$423	$657
Non-GAAP adjustments, net of tax: (d)
BGI integration costs	—	34	—
PNC LTIP funding obligation	9	10	11
Merrill Lynch compensation contribution	2	2	2
Income tax law change	3	—	—

Net income attributable to BlackRock, Inc., as adjusted	$582	$469	$670

Allocation of net income attributable to BlackRock, Inc., as adjusted:(f)
Common shares(e)	$575	$462	$661
Participating restricted stock units	7	7	9

Net income attributable to BlackRock, Inc., as adjusted	$582	$469	$670

Diluted weighted-average common shares outstanding (e)	194,296,504	192,152,251	193,478,460

Diluted earnings per common share, GAAP basis (e)	$2.89	$2.17	$3.35

Diluted earnings per common share, as adjusted (e)	$2.96	$2.40	$3.42

The BGI integration costs reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to current reporting periods.

The portion of the compensation expense associated with certain LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and a Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

During first quarter 2011, certain state income tax laws changed due to enacted legislation, which resulted in the re-measurement of certain net deferred income tax liabilities, primarily related to acquired intangible assets. The resulting increase in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as this enacted tax legislation change will not have a cash flow impact and to ensure comparability of this information to current reporting periods.

(d) For the quarters ended March 31, 2011, March 31, 2010 and December 31, 2010, non-GAAP adjustments were tax effected at 33%, 35% and 32%, respectively, which reflects a blended rate applicable to the adjustments. BlackRock’s tax rate in fourth quarter 2010 included the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.

(e) Series B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units (“RSUs”) are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification (“ASC”) 260-10, Earnings per Share (“ASC 260-10”).

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended March 31,				Three Months Ended December 31,
	2011	2010	$ Change	% Change	2010	$ Change	% Change

Investment advisory, administration fees and securities lending revenue
Equity:
Active	$511	$461	$50	11%	$484	$27	6%
Institutional index	111	98	13	13%	111	—	0%
iShares/Exchange-traded products	463	391	72	18%	460	3	1%
Fixed income:
Active	269	254	15	6%	270	(1)	(0%)
Institutional index	53	37	16	43%	47	6	13%
iShares/Exchange-traded products	71	59	12	20%	73	(2)	(3%)
Multi-asset class	218	166	52	31%	216	2	1%
Alternatives	172	155	17	11%	167	5	3%

Long-term	1,868	1,621	247	15%	1,828	40	2%
Cash management	116	132	(16)	(12%)	123	(7)	(6%)

Total	1,984	1,753	231	13%	1,951	33	2%

Investment advisory performance fees:
Equity	30	5	25	500%	88	(58)	(66%)
Fixed income	1	13	(12)	(92%)	23	(22)	(96%)
Multi-asset class	3	1	2	200%	27	(24)	(89%)
Alternatives	49	31	18	58%	188	(139)	(74%)

Total	83	50	33	66%	326	(243)	(75%)

BlackRock Solutions and advisory	128	113	15	13%	132	(4)	(3%)
Distribution fees	28	28	—	0%	27	1	4%
Other revenue	59	51	8	16%	57	2	4%

Total revenue	$2,282	$1,995	$287	14%	$2,493	$(211)	(8%)

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Equity:
Active	25%	27%	24%
Institutional index	6%	6%	6%
iShares/Exchange-traded products	22%	22%	24%
Fixed income:
Active	14%	14%	14%
Institutional index	3%	2%	2%
iShares/Exchange-traded products	4%	3%	4%
Multi-asset class	11%	9%	11%
Alternatives	9%	9%	9%

Long-term	94%	92%	94%
Cash management	6%	8%	6%

Total	100%	100%	100%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended March 31,				Three Months Ended December 31,
	2011	2010	$ Change	% Change	2010	$ Change	% Change
Total non-operating income (expense), GAAP basis	$15	$2	$13	650%	$18	$(3)	(17%)
Less: Net income (loss) attributable to NCI	(4)	5	(9)	*	(8)	4	50%

Total non-operating income (expense), less net income (loss) attributable to NCI	$19	$(3)	$22	*	$26	$(7)	(27%)

	Estimated economic investments at March 31,	Three Months Ended March 31,				Three Months Ended December 31,
	2011(3)	2011	2010	$ Change	% Change	2010	$ Change	% Change
Net gain (loss) on investments(1)
Private equity	30 - 35%	$8	$8	$—	0%	$13	$(5)	(38%)
Real estate	<10%	1	(1)	2	*	5	(4)	(80%)
Distressed credit/mortgage funds	25 - 30%	27	20	7	35%	16	11	69%
Hedge funds/funds of hedge funds	<10%	4	6	(2)	(33%)	7	(3)	(43%)
Other investments(2)	20 - 25%	3	(3)	6	*	4	(1)	(25%)

Sub-total		43	30	13	43%	45	(2)	(4%)
Investments related to deferred compensation plans		5	3	2	67%	6	(1)	(17%)

Total net gain (loss) on investments(1)		48	33	15	45%	51	(3)	(6%)
Interest and dividend income		9	4	5	125%	10	(1)	(10%)
Interest expense		(38)	(40)	2	(5%)	(35)	(3)	9%

Net interest expense		(29)	(36)	7	19%	(25)	(4)	(16%)

Total non-operating income (expense)(1)		19	(3)	22	*	26	(7)	(27%)
Compensation expense related to (appreciation)/ depreciation on deferred compensation plans		(5)	(3)	(2)	(67%)	(6)	1	17%

Non-operating income (expense), as adjusted(1)		$14	$(6)	$20	*	$20	$(6)	(30%)

(1)	Net of net income (loss) attributable to non-controlling interests (“NCI”) (redeemable and non-redeemable) related to investment activities and consolidated variable interest entities.
(2)	Net gain (loss) for other investments includes net gains / (losses) related to equity and fixed income investments and BlackRock’s seed capital hedging program.
(3)	Represents estimated percentages of BlackRock’s corporate economic investment portfolio.

* – Not applicable or the percentage is in excess of +/- 1,000%.

Attachment IV

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary

				Variance vs.
	March 31,	December 31,	March 31,	December 31,	March 31,
	2011	2010	2010(1)	2010	2010

Equity:
Active	$343,389	$334,532	$347,659	3%	(1%)
Institutional index	945,226	911,775	846,471	4%	12%
iShares/ETPs(2)	474,966	448,160	388,392	6%	22%
Fixed income:
Active	595,314	592,303	588,198	1%	1%
Institutional index	436,084	425,930	361,568	2%	21%
iShares/ETPs(2)	126,791	123,091	109,417	3%	16%
Multi-asset class	207,982	185,587	154,750	12%	34%
Alternatives	115,253	109,738	101,886	5%	13%

Long-term	3,245,005	3,131,116	2,898,341	4%	12%
Cash management	256,694	279,175	306,536	(8%)	(16%)

Sub Total	3,501,699	3,410,291	3,204,877	3%	9%
Advisory(3)	146,746	150,677	159,021	(3%)	(8%)

Total AUM	$3,648,445	$3,560,968	$3,363,898	2%	8%

BlackRock, Inc.

Mix of Assets Under Management

(unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010(1)

Equity:
Active	9%	9%	10%
Institutional index	27%	26%	25%
iShares/ETPs(2)	13%	13%	12%
Fixed income:
Active	16%	17%	17%
Institutional index	12%	12%	11%
iShares/ETPs(2)	3%	3%	3%
Multi-asset class	6%	5%	5%
Alternatives	3%	3%	3%

Long-term	89%	88%	86%
Cash management	7%	8%	9%

Sub Total	96%	96%	95%
Advisory(3)	4%	4%	5%

Total AUM	100%	100%	100%

(1)	Data reflects the reclassification of prior period AUM into the current period presentation.
(2)	Exchange-traded products (“ETPs”).
(3)	Advisory AUM represents long-term portfolio liquidation assignments.

Attachment V

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

	December 31, 2010	Net subscriptions (redemptions)(1)	BGI merger- related outflows(2)	Acquisition/ reclassifications(3)	Market appreciation/ (depreciation)	Foreign exchange(4)	March 31, 2011
Equity:
Active	$334,532	$2,230	$(6,943)	$—	$11,053	$2,517	$343,389
Institutional index	911,775	1,063	(10,730)	—	38,327	4,791	945,226
iShares/ETPs(5)	448,160	7,198	—	—	16,888	2,720	474,966
Fixed income:
Active	592,303	(2,676)	(413)	—	3,378	2,722	595,314
Institutional index	425,930	8,860	(113)	—	(2,557)	3,964	436,084
iShares/ETPs(5)	123,091	2,339	—	—	(5)	1,366	126,791
Multi-asset class	185,587	14,940	—	—	4,953	2,502	207,982
Alternatives	109,738	777	(152)	—	4,589	301	115,253

Long-term	3,131,116	34,731	(18,351)	—	76,626	20,883	3,245,005
Cash management	279,175	(24,441)	—	—	322	1,638	256,694

Sub Total	3,410,291	10,290	(18,351)	—	76,948	22,521	3,501,699
Advisory(6)	150,677	(4,508)	—	—	(85)	662	146,746

Total AUM	$3,560,968	$5,782	$(18,351)	$—	$76,863	$23,183	$3,648,445

Year over Year Component Changes
	March 31, 2010(7)	Net subscriptions (redemptions)(1)	BGI merger- related outflows(2)	Acquisition/ reclassifications(3)	Market appreciation/ (depreciation)	Foreign exchange(4)	March 31, 2011
Equity:
Active	$347,659	$3,579	$(51,136)	$(3,920)	$39,985	$7,222	$343,389
Institutional index	846,471	30,483	(49,000)	(4,389)	101,643	20,018	945,226
iShares/ETPs(5)	388,392	31,930	—	—	51,797	2,847	474,966
Fixed income:
Active	588,198	(14,309)	(5,967)	(3,923)	24,024	7,291	595,314
Institutional index	361,568	40,714	(9,865)	7,374	12,064	24,229	436,084
iShares/ETPs(5)	109,417	14,297	—	—	1,371	1,706	126,791
Multi-asset class	154,750	30,653	(137)	3,550	14,524	4,642	207,982
Alternatives	101,886	(1,858)	(608)	—	13,445	2,388	115,253

Long-term	2,898,341	135,489	(116,713)	(1,308)	258,853	70,343	3,245,005
Cash management	306,536	(46,755)	(574)	(4,852)	209	2,130	256,694

Sub Total	3,204,877	88,734	(117,287)	(6,160)	259,062	72,473	3,501,699
Advisory(6)	159,021	(13,664)	(10)	—	13	1,386	146,746

Total AUM	$3,363,898	$75,070	$(117,297)	$(6,160)	$259,075	$73,859	$3,648,445

(1)	Includes distributions representing return of capital and return on investment to investors.
(2)	Includes outflows due to manager concentration considerations and scientific active equity performance.
(3)	Includes acquisition adjustments and reclasses of AUM acquired from Barclays in December 2009 and other reclassifications to conform to current period combined AUM policy.
(4)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(5)	Exchange-traded products (“ETPs”).
(6)	Advisory AUM represents long-term portfolio liquidation assignments.
(7)	Data reflects the reclassification of prior period AUM into the current period presentation.